UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2019 (June 18, 2019)

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2220 Lundy Drive, San Jose, CA		95131-1816
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	QUIK	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

QuickLogic Corporation (the “Company”) today announced updates to its previously issued financial guidance for its revenue in the second quarter of 2019. This update is due to the timing of certain orders of products from long-term customers that may be received in early third quarter of 2019 rather than in the second quarter of 2019. Depending on which, if any, of these orders are delayed to the third quarter of 2019, the Company believes there may be a negative impact to non-GAAP gross margin in the second quarter of 2019. The Company believes that this update will not have an impact on the Company’s guidance for cash usage for the second quarter 2019, nor does the Company believe that they will have an impact on the Company’s prior outlook with respect to full year 2019 revenues and non-GAAP gross margins. The Company’s forecasts were originally provided on May 8, 2019 during the Company’s conference call to discuss its results for the three months ended March 31, 2019. The Company’s original forecast was that revenue for the second quarter of 2019 would be approximately $3.8 million, plus or minus 10%. The Company now forecasts that its revenue for the second quarter of 2019 will be between $2.0 million and $2.4 million. The Company also now forecasts that its net cash balance will be between $4.0 million and $4.5 million with a $15.0 million line of credit available as of June 30, 2019.

The delay in orders is solely due to delayed qualification timing and timing of orders from military/aerospace/defense end-customers for its legacy products, and it is possible that some of these orders may still ship prior to the end of the current quarter. Management believes that the recent acquisition of SensiML and its eFPGA licensing platform will allow it to diversify its revenue to consist of a mixture of SaaS, subscription, software, licensing, and hardware revenue, thereby producing a more predictable overall revenue stream that will offset revenue fluctuations in any one area.

The information contained in this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for the purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in any such filings.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; the Company’s ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of the Company’s customers’ products; the risk that new orders may not result in future revenue; the Company’s ability to introduce and produce new products based on advanced wafer technology on a timely basis; the Company’s ability to adequately market the low power, competitive pricing and short time-to-market of its new products; intense competition, including the introduction of new products by competitors; the Company’s ability to hire and retain qualified personnel; the Company’s ability to capitalize on synergies with its newly acquired subsidiary SensiML Corporation; changes in product demand or supply; capacity constraints; general economic conditions; political events, international trade disputes, war, terrorism, natural disasters, public health issues, and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; and changes in tax rates and exposure to additional tax liabilities. These and other potential factors and uncertainties that could cause actual results to differ from the results predicted are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company’s Investor Relations website at http://ir.quicklogic.com/and on the SEC website at www.sec.gov. In addition, any forward-looking statements contained herein are based on assumptions that the Company believes to be reasonable as of the date hereof. The Company undertakes no obligation to update these statements as a result of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2019	QuickLogic Corporation

/s/ Suping Cheung
Suping (Sue) Cheung Vice President, Finance and Chief Financial Officer